Exhibit 99.1

For Immediate Release

Contact:

Frank Connolly

Chief Financial Officer

203-299-7157

fconnolly@modemmedia.com

Modem Media Reports Full Year Revenue of $70 million and Cash Balance of $49 Million

NORWALK, CT – March 4, 2003 — Modem Media, Inc. (NASDAQ: MMPT), one of the world’s leading interactive marketing firms, today announced its operating results for the fourth quarter and year ended December 31, 2002.

Fourth Quarter Results

Revenue from continuing operations for the fourth quarter of 2002 totaled $15.0 million compared with $17.8 million for the third quarter of 2002 and $19.6 million for the fourth quarter of 2001, which included pass-through revenue of $1.5 million, $1.3 million and $0.8 million, respectively.

Operating income/(loss) from continuing operations for the fourth quarter of 2002 totaled $(6.8) million compared with $2.9 million for the third quarter of 2002 and $1.2 million for the fourth quarter of 2001. Restructuring and other net charges included in operating income/(loss) were $(7.5) million, $0.0 million and $(1.1) million, respectively. Restructuring and other net charges include facilities charges, severance costs and other office closure related costs.

Income/(loss) from continuing operations was $(5.4) million, or $(0.21) per share, for the fourth quarter of 2002 compared with $2.1 million, or $0.08 per share, for the third quarter of 2002 and $1.1 million, or $0.04 per share, for the fourth quarter of 2001. The after-tax impacts of the restructuring and other net charges were $(5.5) million, $0.0 million and $(1.2) million, respectively.

Net income/(loss) including discontinued operations was $(5.2) million, or $(0.20) per share, for the fourth quarter of 2002 compared with $1.7 million, or $0.07 per share, for the third quarter of 2002 and $0.2 million, or $0.01 per share, for the fourth quarter of 2001.

Cash and short-term investments were $49.3 million at December 31, 2002, an increase of $5.3 million compared with September 30, 2002 principally due to improved working capital management and the collection of a note receivable. The Company also reported that it repurchased 12,690 shares of its common stock, at an average price of $2.49 per share, during the fourth quarter of 2002.

“The fourth quarter revenues were in the range we expected,” said Marc Particelli, Modem Media’s President and CEO. “We added two new clients, one in the chemicals and paper industry and the other in the beverage business. The declines in client spending seem to have abated and we are well positioned for growth as marketing spending recovers”.

Full Year Results

Revenue from continuing operations for the full year ended December 31, 2002 was $70.1 million, compared with $97.1 million in 2001 which included pass-through revenue of $4.2 million and $3.0 million, respectively.

Operating income/(loss) from continuing operations for the year ended December 31, 2002 was $(8.5) million, compared with $(9.9) million in 2001. Restructuring and other net charges included in operating income/(loss) were $(15.4) million, and $(12.6) million, respectively. Restructuring and other net charges include facilities charges, fixed asset dispositions, severance costs and other office closure related costs.

Income/(loss) from continuing operations was $(4.9) million, or $(0.19) per share, for the year ended December 31, 2002 compared with $(3.7) million, or $(0.14) per share, for 2001. The after-tax impacts of the restructuring and other net charges were $(11.0) million and $(8.9) million, respectively. Income/(loss) from continuing operations for the year ended December 31, 2002 also included the remainder of the deferred gain on the sale of the Company’s stock in CentrPort, after-tax, of $1.4 million and $0.4 million of an after-tax net benefit from the favorable settlement in the third quarter of previously accrued liabilities.

Net income/(loss) including discontinued operations was $(7.5) million, or $(0.29) per share, for the year ended December 31, 2002 compared with $(6.9) million, or $(0.27) per share, for the year ended December 31, 2001.

Cash and short-term investments increased $8.3 million compared with December 31, 2001, principally due to improved working capital management and the collection of a note receivable.

Discontinued Operations and Restatement of Prior-Period Financial Results

As previously disclosed, in the third quarter of 2002, the operations of the Company’s offices in Toronto, Munich and Hong Kong ceased. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as adopted by the Company on January 1, 2002, the results of these operations have been reclassified and are separately presented for all reporting periods as discontinued operations. In connection with the reclassification of the results of these operations, the Company also noted certain adjustments to accrued liabilities associated with the Company’s continuing operations, which were generated in prior periods. Therefore, the Company has restated its historical results to adjust for these items. The restatement will decrease the total amount of the cumulative loss from continuing operations before income taxes during the period from January 1, 2000 to September 30, 2002 by approximately $0.4 million ($0.2 million, net of tax). The impact of these adjustments will decrease/(increase) the loss from continuing operations before income taxes by approximately $0.1 million in the first quarter of 2002, $(0.1) million in the fourth quarter of 2001 and $0.4 million in 2000. The correction for these items had no impact on the timing or amount of the Company’s revenue or cash flow. Results reported in this press release reflect the matters discussed in this section.

“Our revenues for each of the first two quarters of 2003 are expected to be about flat with the run rate of the fourth quarter of 2002, with slightly positive earnings per share.” said Frank Connolly, Modem Media’s Chief Financial Officer. “Due to the current unsettled economic situation, we are not in a position to provide guidance for the second half of 2003 at this time.”

In conjunction with the earnings release, Marc Particelli, President and CEO, and Frank Connolly, CFO, will host a conference call at 5:00 p.m. (EST) today, March 4, 2003 which will be simulcast on Modem Media’s web site, www.modemmedia.com. By accessing Modem Media’s web site, users can listen to the live call, or replay it following the completion of the call.

About Modem Media

Founded in 1987, Modem Media (http://www.modemmedia.com) is an interactive marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities. The Company builds value for global businesses including Delta Air Lines, General Electric, General Motors, IBM, Eastman Kodak, Kraft, Michelin, Philips Electronics and Sprint. Modem Media’s success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Modem Media is headquartered in Norwalk, Connecticut and has additional offices in San Francisco, London and São Paulo.

This press release contains statements that are “forward-looking” within the meaning of applicable federal securities laws, including the Company’s expected revenue, expected EBITDA, expected EBITDA margin, expected earnings per share, expected earnings results, profitability, future growth and future client demand, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ include timing and scope of new projects and client initiatives, demand for the Company’s services, spending levels of the Company’s clients and prospects, the loss of a major client, pricing pressure for the Company’s services, the impact of the continued economic downturn, the cost to defend or settle certain litigations to which the Company is a party, the ability to sublet excess space, the timing and ability of the Company to manage the level of personnel and capacity in the future, the timing and amount of capital expenditures, the timing of collections from the Company’s clients and other factors more fully discussed in our filings with the Securities and Exchange Commission, including our Form 10K and 10Qs. Amounts may not add due to rounding.

MODEM MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Revenues	$14,975	$19,580	$70,128	$97,096
Cost of revenues	7,793	10,232	35,991	54,213

Gross profit	7,182	9,348	34,137	42,883
Operating expenses:
Selling, general and administrative	5,352	5,009	22,449	30,964
Restructuring and other charges, net	7,502	1,050	15,444	12,586
Depreciation and amortization	1,152	1,335	4,744	5,976
Amortization of goodwill	—	719	—	2,948
Impairment of goodwill	—	—	—	323

Total operating expenses	14,006	8,113	42,637	52,797

Operating income (loss)	(6,824)	1,235	(8,500)	(9,914)
Gain on sale of CentrPort stock	—	1,735	2,317	1,735
Impairment of investment in CentrPort	—	(3,173)	—	(3,173)
Interest income, net	167	296	732	1,676
Other expense, net	(202)	(134)	(273)	(479)

Income (loss) from continuing operations before income taxes	(6,859)	(41)	(5,724)	(10,155)
(Benefit) for income taxes	(1,450)	(1,100)	(839)	(6,464)

Income (loss) from continuing operations	(5,409)	1,059	(4,885)	(3,691)
Discontinued operations:
Operating income (loss)	251	(933)	(4,511)	(3,365)
Provision (benefit) for income taxes	68	(69)	(5,307)	(187)

Income (loss) from discontinued operations before cumulative effect of accounting change	183	(864)	796	(3,178)
Cumulative effect of accounting change	—	—	(3,391)	—

Net income (loss)	$(5,226)	$195	$(7,480)	$(6,869)

Basic and diluted per share data:
Income (loss) from continuing operations	$(0.21)	$0.04	$(0.19)	$(0.14)
Income (loss) from discontinued operations before cumulative effect of accounting change	0.01	(0.03)	0.03	(0.12)
Cumulative effect of accounting change	—	—	(0.13)	—

Net income (loss)	$(0.20)	$0.01	$(0.29)	$(0.27)

Weighted-average number of common shares outstanding:
Basic	25,980	25,824	25,937	25,704

Diluted	26,123	25,902	25,937	25,704

The accompanying notes to consolidated financial statements are an integral part of these statements.

MODEM MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2002	December 31, 2001

Cash and short-term investments	$49,312	$40,995
Other current assets	17,581	24,647
Other non-current assets	73,060	77,313

Total assets	$139,953	$142,955

Total liabilities	$46,539	$43,725
Total stockholder’s equity	93,414	99,230

Total liabilities and stockholders’ equity	$139,953	$142,955